Consent of Independent Auditors



The Board of Directors
Smithway Motor Xpress Corp:


We consent to incorporation by reference in the registration statement (No.'s 333-10249, 333-10251, 333-21253, and 333-81855) on Form S-8 of Smithway Motor
Xpress Corp. of our report dated June 21, 2002, relating to the statements of net assets available for plan benefits of Smithway Motor Xpress, Inc. 401 (k) Retirement Savings and Investment Plan as of December 31, 2001 and 2000, the related statements of changes in net assets available for plan benefits for the years then ended, and related schedule, which report appears in the December 31, 2001 Form 11-K of Smithway Motor Xpress Corp.


                                  /s/ KPMG LLP








Des Moines, Iowa
June 21, 2002